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Exhibit 5.2

[LETTERHEAD OF MCGINNIS, LOCHRIDGE & KILGORE, L.L.P.]

October 5, 2005

Southern Clay Products, Inc.
VIA E-MAIL 5508 Highway 290 West, Suite 206,
Austin, TX, USA 78735

        Ladies and Gentlemen:

        We have acted as special counsel to Southern Clay Products, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Rockwood Specialties Group, Inc. (the "Issuer") and certain subsidiaries of the Company named in the Registration Statement as guarantor registrants (individually a "Guarantor" and collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of €375,000,000 aggregate principal amount of 7.625% Senior Subordinated Notes due 2014 and $200,000,000 aggregate principal amount of 7.500% Senior Subordinated Notes due 2014 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Exchange Guarantees"), with respect to the Exchange Securities (generally, the "Transaction"). The Exchange Securities and the Exchange Guarantees will be issued under an indenture (the "Indenture") dated as of November 10, 2004 between the Issuer, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The Exchange Securities will be offered by the Issuer in exchange for any and all of its outstanding 7.625% Senior Subordinated Notes due 2014 and any and all of its outstanding 7.500% Senior Subordinated Notes due 2014.

A.

DOCUMENTS EXAMINED

        For the purposes of this opinion, we have examined the following documents:

1.
the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement (the Registration Statement and the Indenture are hereinafter collectively referred to as the "Transaction Documents"),

2.
the action taken by the Company, its members and its board of directors in connection with the authorization of the execution and delivery of the Transaction Documents, including resolution from the minutes of the Company dated November 5, 2004, reflecting the authorization of the Company's participation as a guarantor in the Transaction, all as certified by its Secretary; and

3.
such other documents and certificates, including certificates of representatives of the Company as to matters of fact, as we have deemed appropriate, in our professional judgment, to render our opinions.

B.

OPINIONS

        Subject to the assumptions and qualifications set forth below, we are of the opinion that:

1.
The Company has duly authorized, executed and delivered the Indenture.

2.
The execution, delivery and performance by the Company of the Indenture and the Exchange Guarantees will not violate the laws of the State of Texas in which the Company is incorporated or any other applicable laws.

C.

ASSUMPTIONS AND QUALIFICATIONS

        Our opinions set forth above are subject to the following assumptions and qualifications:

1.
Each document submitted to us for review is accurate and complete, each such document that is original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

2.
Our opinion expressed in paragraph B.2 above is based solely upon our review of the Transaction Documents, the articles of incorporation and bylaws of the Company and a certificate of the Secretary of the Company, without further inquiry. We give no assurances that additional investigation and inquiry would not reveal violations or defaults, but we have actual knowledge of none.

3.
We express no opinion as to any matters governed by any federal or state law, rule or regulation governing the sale or purchase of securities, or as to any matters governed by federal or state antitrust law, rule or regulation.

4.
The opinion expressed in paragraph B.2 is limited to the obligations of and restrictions upon the Company under Texas law and applicable federal law (except as limited in paragraph C.3 above) and assumes that no legal obligation or restriction is imposed upon the Company that (i) would require any action described in the opinion stated in paragraph B.2 by the Company or (ii) would limit or preclude the Company from executing, delivering or performing the Transaction Documents to which it is a party or consummating the contemplated transaction as described in paragraph B.2.

5.
The opinion expressed in paragraph B.2 assumes that performance under the Exchange Guarantees would not render the Company insolvent.

6.
We are licensed to practice law only in the State of Texas, and the opinions expressed herein are limited solely to the law of the State of Texas and applicable federal law. To the extent that the laws of any other jurisdiction govern any of the matters as to which we are opining herein, we have assumed that such laws are identical to the laws of the State of Texas, and we express no opinion as to whether such assumption is reasonable or correct.

7.
References to "actual knowledge" are to conscious awareness of facts or other information of the attorneys in this firm who gave substantial attention to the preparation of this opinion letter.

8.
We render only the opinions that are expressly set forth in this letter. Under no circumstances should any other opinion, affirmative or negative, be inferred. We render our opinions only as of the date of this opinion letter. We assume no obligation to update our opinions.

9.
In connection with the opinions set forth, we have limited the scope of our review to the documents described in Section A of this opinion letter. Except to the extent the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, without investigation or analysis, upon the information contained in representations made by the Company in the Transaction Documents and in certificates furnished by the Company's officers, which we reasonably believe, in each case, to be an appropriate source for the information.

        This opinion letter is delivered solely for your benefit in connection with the Registration Statement and may not be disclosed to or relied upon by any other person without our prior written consent, provided however this opinion letter may be relied upon by Simpson Thacher & Bartlett LLP. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

Sincerely,
McGinnis, Lochridge & Kilgore, L.L.P.
/s/ Terry McDonald
Terry McDonald

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[LETTERHEAD OF MCGINNIS, LOCHRIDGE & KILGORE, L.L.P.]
A. DOCUMENTS EXAMINED
B. OPINIONS
C. ASSUMPTIONS AND QUALIFICATIONS